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                                                                   EXHIBIT 10.31

                                                                  IRA B. LAMPERT
                                                            4000 HOLLYWOOD BLVD.
                                                                6/F, NORTH TOWER
                                                             HOLLYWOOD, FL 33021

VIA E-MAIL & HAND DELIVERY
--------------------------


TO:      Blaine Robinson, Corporate Controller
         Trish MacDonald, Human Resource Director
         Alan Schutzman, General Counsel

FROM:    Ira B. Lampert,
         Chairman and Chief Executive Officer

CC:      Harlan Press, Vice President & Treasurer

DATE:    July 28, 2004

RE: Ira B. Lampert Waiver of Certain Compensation and Modification of Certain Payment and Vesting Dates

--------------------------------------------------------------------------------

Please be advised that for the period from July 1, 2004 to June 30, 2005, I am waiving certain compensation and modifying certain payments dates and vesting schedules applicable to me pursuant to my employment agreement. These changes represent a voluntary reduction of compensation and a voluntary modification of payment and vesting dates. These changes do not represent amendments to my employment agreement or other applicable plans.

The changes are as follows:

1. For the period retroactive to July 1, 2004 to June 30, 2005 ("Fiscal 2005"), $100,000 of my base salary is being waived such that my fiscal 2005 annual salary will be $800,000 ($900,000 less $100,000) and the gross bi-monthly base salary of $33,333 ($37,500 less $4,167) less applicable withholding payments should be direct deposited to my account as per past practice.

2. $150,000 of my January 2005 Supplemental Executive Retirement Plan ("SERP") contribution is being waived such that this SERP contribution will be $350,000 ($500,000 less 150,000) and, therefore, only $350,000 should be deposited into the SERP account for my benefit in January
        2005.

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July 28, 2004
Page 2


3. The vesting schedule for the unvested 2002 Long Term Cash Incentive Plan award in the amount of $670,473 that was made in August 2003 applicable to me is hereby changed and modified to August 2005, August 2006 and August 2007 with such vesting to be $223,491 per year (rather than the current schedule of August 2004, August 2005 and August 2006).

With respect to the salary payment I have received on July 15, 2004 and the July 30, 2004 payment which is in process, kindly notify me whether it would be easier for me to return the amount of $8,334 less applicable withholding (which represents the overpayment in view of the voluntary waiver) or whether it would be easier to simply take the gross overpayment in the amount of $8,334 less applicable withholding and deduct it from my next salary payment which is due on August 15, 2004. Please advise. In addition, on a go-forward basis, please have my withholding tax payroll deduction adjusted so that it is the same percentage of my gross salary as before.

Please provide for the appropriate accounting as it relates to the herein items one (1), two (2) and three (3).

Other than as set forth herein, nothing in this memorandum is intended to, nor should be construed to, in any way modify, amend or alter my employment agreement, the amendments thereto, or any other plans or benefits applicable to me as an employee of Concord Camera Corp.

Regards.


   /s/ IRA B. LAMBERT
--------------------------
Ira B. Lampert

IBL:dlm